EXHIBIT 5.01

                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                                     Lawyers

                                                         Mailing Address
                                                          P.O. Box 2611
          OFFICES                November 13, 2001    Raleigh, North Carolina
2500 First Union Capitol Center                              27602-2611
 Raleigh, North Carolina 27601                               ---------
                                                      TELEPHONE: (919) 821-1220
                                                      FACSIMILE: (919) 821-6800

Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612

         RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We are counsel for Capital Bank Corporation, a North Carolina corporation (the "Company"), in connection with the issuance by the Company of up to a maximum of 2,600,000 shares of the Company's common stock, no par value per share, to be issued in exchange for the shares of common stock of First Community Financial Corporation ("First Community") outstanding as of the effective date of the merger of First Community with and into the Company. These shares are described in the Company's Registration Statement on Form S-4, (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with which this opinion will be filed as an exhibit. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

     We have examined the Articles of Incorporation, as amended, and Bylaws of the Company, the minutes of the meetings of the Board of Directors of the Company relating to the authorization and the issuance of securities and such other documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents. In rendering the opinion set forth below, we have relied on a certificate of a Company officer, whom we believe is responsible.

     Based upon the foregoing and the additional qualifications set forth below, it is our opinion that the shares of common stock of the Company which are being registered pursuant to the Registration Statement are duly authorized and, when duly issued and delivered in exchange for the shares of First Community common stock surrendered in the merger, as contemplated by the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

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November 13, 2001
Page 2

     The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of these securities.

     We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act, or the regulations promulgated by the Commission pursuant to the Act.

     This opinion is limited to the laws of the State of North Carolina, and no opinion is expressed as to the laws of any other jurisdiction.

     Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                           Sincerely yours,

                                           /s/ Smith, Anderson, Blount, Dorsett,
                                           Mitchell & Jernigan, L.L.P.